EXHIBIT 99.1

Signal Genetics Appoints Tamara A. Seymour New Chief Financial Officer

NEW YORK, July 22, 2014 (GLOBE NEWSWIRE) -- Signal Genetics, Inc. (Nasdaq: SGNL) (Signal), a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer, today announced the appointment of Tamara A. Seymour as Chief Financial Officer. Ms. Seymour will replace Robert Johnson, who has tendered his resignation as Chief Financial Officer, effective August 4, 2014. Ms. Seymour will report directly to Samuel D. Riccitelli, Signal's President and Chief Executive Officer.

"We are excited to have Ms. Seymour join Signal, as she brings to the Company a strong financial background with significant biotech industry knowledge," said Mr. Riccitelli. "Her depth of experience helping life sciences companies manage their capital needs will be a great asset for Signal as we work to advance the Company to the next stages of diagnostic development and commercialization."

Ms. Seymour brings to Signal more than 34 years of experience in corporate finance and planning, including 25 years in senior financial functions in the biotechnology industry. Ms. Seymour joins Signal from HemaQuest Pharmaceuticals, Inc., a developer of small molecules for hemoglobin disorders, where she oversaw all financial, accounting and administrative functions of the company as Chief Financial Officer. Prior to that, Ms. Seymour was Chief Financial Officer for Favrille, Inc., a developer of therapeutic cancer vaccines for patients with lymphoma. At Favrille, she was instrumental in raising over $200 million in multiple private and public equity and debt financings including an IPO in February 2005. In addition, Ms. Seymour has held several senior financial roles including the Director of Finance and Controller with Agouron Pharmaceuticals, Inc. and various positions, including audit manager, at Deloitte & Touche and PricewaterhouseCoopers.

"This is an exciting opportunity to become part of a dynamic and innovative team that is working to improve the standard of care for cancer patients," Ms. Seymour said. "I believe Signal has the opportunity to play a significant role in the diagnosis of cancer and how patients are treated and look forward to contributing to the Company's long-term success."

Ms. Seymour holds a B.B.A. in Accounting from Valdosta State University and an M.B.A. in Finance from Georgia State University. She also attended the Executive Management Program at the Kellogg Graduate School of Management at Northwestern University and is a Certified Public Accountant.

About Signal Genetics, Inc.

Signal Genetics, Inc., headquartered in New York, N.Y., is a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer. The Company's mission is to develop, validate and deliver innovative diagnostic services that enable better patient-care decisions. Signal was founded in January 2010 and became the exclusive licensee in its licensed field to the renowned research on multiple myeloma performed at the University of Arkansas for Medical Sciences, or UAMS, in April 2010.

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         David Burke
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